Exhibit 99.3

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Triumph Group, Inc.

We have audited the accompanying consolidated balance sheets of Triumph Group, Inc. as of March 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2009. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Triumph Group, Inc. at March 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) effective as of April 1, 2009, and retrospectively adjusted all periods presented in the consolidated financial statements for this change.  Additionally, as discussed in Note 2, the Company changed its method of accounting for collateral assignment split-dollar life insurance agreements in 2009, and as discussed in Note 15, the Company changed its method of accounting for defined benefit pension and other postretirement plans in 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Triumph Group, Inc.’s internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 22, 2009 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 22, 2009, except for Notes 2, 11, 12, 22, and 23 related to the effect of the adoption of Financial Accounting Standards Board Staff Position No. Accounting Principles Board 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), as to which the date is November 4, 2009.

TRIUMPH GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	March 31,
	2009	2008
ASSETS

Current assets:
Cash	$14,478	$13,738
Accounts receivable, less allowance for doubtful accounts of $5,641 and $4,723	209,463	207,975
Inventories	389,348	350,937
Rotable assets	25,652	23,392
Assets held for sale	27,695	24,763
Deferred income taxes	1,727	1,450
Prepaid income taxes	4,434	—
Prepaid expenses and other	6,021	5,207
Total current assets	678,818	627,462
Property and equipment, net	332,467	311,433
Goodwill	459,541	383,740
Intangible assets, net	108,350	78,488
Other, net	12,031	11,637
Total assets	$1,591,207	$1,412,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$103,711	$120,117
Accrued expenses	109,580	83,397
Liabilities related to assets held for sale	4,283	4,587
Income taxes payable	—	1,509
Current portion of long-term debt	89,085	1,010
Total current liabilities	306,659	210,620
Long-term debt, less current portion	370,311	394,971
Income taxes payable, noncurrent	2,917	1,437
Deferred income taxes and other	122,757	99,296
Stockholders’ equity:
Common stock, $.001 par value, 100,000,000 and 50,000,000 shares authorized, 16,763,984 and 16,731,324 shares issued, 16,589,567 and 16,517,374 outstanding	16	16
Capital in excess of par value	311,434	307,922
Treasury stock, at cost, 174,417 and 213,950 shares	(9,785)	(12,003)
Accumulated other comprehensive (loss) income	(2,233)	2,950
Retained earnings	489,131	407,551
Total stockholders’ equity	788,563	706,436
Total liabilities and stockholders’ equity	$1,591,207	$1,412,760

See notes to consolidated financial statements.

TRIUMPH GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year ended March 31,
	2009	2008	2007
Net sales	$1,240,378	$1,151,090	$937,327

Operating costs and expenses:
Cost of sales (exclusive of depreciation shown separately below)	877,744	822,288	671,838
Selling, general and administrative	162,109	159,262	135,887
Depreciation and amortization	48,611	43,215	35,703
	1,088,464	1,024,765	843,428
Operating income	151,914	126,325	93,899
Interest expense and other	16,929	19,942	14,807
(Gain) loss on early extinguishment of debt	(880)	—	5,088

Income from continuing operations before income taxes	135,865	106,383	74,004
Income tax expense	43,124	34,748	24,982

Income from continuing operations	92,741	71,635	49,022
Loss from discontinued operations, net	(4,745)	(8,468)	(3,905)

Net income	$87,996	$63,167	$45,117

Earnings per share—basic:
Income from continuing operations	$5.66	$4.34	$3.02
Loss from discontinued operations, net	(0.29)	(0.51)	(0.24)
Net income	$5.37	$3.83	$2.78

Weighted-average common shares outstanding—basic	16,384	16,497	16,220

Earnings per share—diluted:
Income from continuing operations	$5.59	$4.08	$2.99
Loss from discontinued operations, net	(0.29)	(0.48)	(0.24)
Net income	$5.30	$3.60	$2.75

Weighted-average common shares outstanding—diluted	16,584	17,540	16,413

See notes to consolidated financial statements.

TRIUMPH GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands)

	Outstanding Shares	Common Stock All Classes	Capital in Excess of Par Value	Treasury Stock	Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Total
Balance at March 31, 2006	16,000,269	$16	$260,124	$(455)	$(162)	$304,180	$563,703
Net income	—	—	—	—	—	45,117	45,117
Foreign currency translation adjustment	—	—	—	—	1,155	—	1,155
Pension liability adjustment, net of income tax benefit of $330	—	—	—	—	562	—	562
Reclassification adjustment for realized gain on securities, net of income tax benefit of $37	—	—	—	—	(62)	—	(62)
Total comprehensive income							46,772
Adoption of SFAS No. 158, net of income taxes of $948	—	—	—	—	(1,613)	—	(1,613)
Issuance of convertible notes, net of issuance costs	—	—	19,768	—	—	—	19,768
Exercise of stock options	417,937	—	13,588	455	—	—	14,043
Cash dividends ($0.12 per share)	—	—	—	—	—	(1,961)	(1,961)
Share-based compensation	51,411	—	2,524	—	—	—	2,524
Excess tax benefit from exercise of stock options	—	—	1,941	—	—	—	1,941
Balance at March 31, 2007	16,469,617	16	297,945	——	(120)	347,336	645,177

Net income	—	—	—	—	—	63,167	63,167

Foreign currency translation adjustment	—	—	—	—	2,731	—	2,731
Pension liability adjustment, net of income tax benefit of $396	—	—	—	—	674	—	674
Change in fair value of interest rate swap, net of income tax benefit of $196	—	—	—	—	(335)	—	(335)
Total comprehensive income	—	—	—	—	—	—	66,237
Adoption of FIN 48						(291)	(291)
Purchase of 220,000 shares of common stock	(220,000)	—	—	(12,342)	—	—	(12,342)
Exercise of stock options	170,943	—	5,431	339	—	—	5,770
Cash dividends ($0.16 per share)	—	—	—	—	—	(2,661)	(2,661)
Share-based compensation	96,814	—	2,809	—	—	—	2,809
Excess tax benefit from exercise of stock options	—	—	1,737	—	—	—	1,737

Balance at March 31, 2008	16,517,374	16	307,922	(12,003)	2,950	407,551	706,436
Net income	—	—	—	—	—	87,996	87,996
Foreign currency translation adjustment	—	—	—	—	(2,927)	—	(2,927)
Pension liability adjustment, net of income taxes of $253	—	—	—	—	(431)	—	(431)
Change in fair value of interest rate swap, net of income tax benefit of $1,073.	—	—	—	—	(1,825)	—	(1,825)
Total comprehensive income							82,813
Adoption of EITF 06-10 and other	—	—	—	—	—	(2,965)	(2,965)
Gain on early extinguishment of debt	—	—	362	—	—	(85)	277
Exercise of stock options	37,333	—	(275)	2,218	—	(714)	1,229
Cash dividends ($0.16 per share)	—	—	—	—	—	(2,652)	(2,652)
Share-based compensation	34,860	—	3,180	—	—	—	3,180
Excess tax benefit from exercise of stock options	—	—	245	—	—	—	245

Balance at March 31, 2009	16,589,567	$16	$311,434	$(9,785)	$(2,233)	$489,131	$788,563

See notes to consolidated financial statements.

TRIUMPH GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year ended March 31,
	2009	2008	2007
Operating Activities
Net income	$87,996	$63,167	$45,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,611	43,215	35,703
Gain on early extinguishment of debt	(880)	—	—
Accretion of discount on convertible senior subordinated notes	6,207	5,852	2,649
Other amortization included in interest expense	1,685	2,289	2,287
Provision for doubtful accounts receivable	2,406	1,643	1,047
Provision for deferred income taxes	12,786	5,967	4,822
Employee stock compensation	3,180	2,809	2,524
Changes in other current assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	10,478	(36,112)	(9,571)
Inventories	(7,719)	(46,950)	(51,844)
Rotable assets	(2,260)	(13,350)	(3,585)
Prepaid expenses and other current assets	1,066	591	(623)
Accounts payable, accrued expenses and income taxes payable	(23,467)	21,665	16,305
Changes in discontinued operations	(3,236)	(3,913)	(792)
Other	(1,856)	(1,148)	(2,699)

Net cash provided by operating activities	134,997	45,725	41,340

Investing Activities
Capital expenditures	(45,421)	(56,971)	(55,092)
Proceeds from sale of assets and businesses	881	5,698	1,123
Cash used for businesses and intangible assets acquired	(141,073)	(68,527)	(140,332)

Net cash used in investing activities	(185,613)	(119,800)	(194,301)

Financing Activities
Net (decrease) increase in revolving credit facility	(66,020)	92,950	68,975
Proceeds from issuance of long-term debt	78,282	161	202,088
Proceeds from equipment leasing facility	58,734	—	—
Retirement of long-term debt	(15,420)	—	(124,424)
Repayment of debt and capital lease obligations	(1,101)	(5,775)	(114)
Payment of deferred financing cost	(1,187)	(72)	(6,252)
Dividends paid	(2,652)	(2,661)	(1,961)
Purchase of treasury stock	—	(12,342)	—
Proceeds from exercise of stock options, including excess tax benefit of $245, $1,737, and $1,941 in 2009, 2008, and 2007	1,474	7,507	15,984

Net cash provided by financing activities	52,110	79,768	154,296

Effect of exchange rate changes on cash	(754)	802	265

Net change in cash	740	6,495	1,600
Cash at beginning of year	13,738	7,243	5,643
Cash at end of year	$14,478	$13,738	$7,243

See notes to consolidated financial statements.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

1.             BACKGROUND AND BASIS OF PRESENTATION

Triumph Group, Inc. (“Triumph”) is a Delaware corporation which, through its operating subsidiaries, designs, engineers, manufactures and sells products for the global aerospace original equipment manufacturers (“OEMs”) of aircraft and aircraft components and repairs and overhauls aircraft components and accessories for commercial airline, air cargo carrier and military customers on a worldwide basis.  Triumph and its subsidiaries (collectively, the “Company”) is organized based on the products and services that it provides.  Under this organizational structure, the Company has two reportable segments: the Aerospace Systems Group and the Aftermarket Services Group.

The Aerospace Systems segment consists of the Company’s operations which manufacture products primarily for the aerospace OEM market.  The segment’s operations design and engineer mechanical and electromechanical controls, such as hydraulic systems and components, main engine gearbox assemblies, accumulators and mechanical control cables.  The segment’s revenues are also derived from stretch forming, die forming, milling, bonding, machining, welding and assembly and fabrication of various structural components used in aircraft wings, fuselages and other significant assemblies.  Further, the segment’s operations also design and manufacture composite assemblies for floor panels, environmental control system ducts and non-structural cockpit components.  These products are sold to various aerospace OEMs on a global basis.

The Aftermarket Services segment consists of the Company’s operations that provide maintenance, repair and overhaul services to both commercial and military markets on components and accessories manufactured by third parties.  Maintenance, repair and overhaul revenues are derived from services on auxiliary power units, air frame and engine accessories, including constant-speed drives, cabin compressors, starters and generators, and pneumatic drive units. In addition, the segment’s operations repair and overhaul thrust reversers, nacelle components and flight control surfaces. The segment’s operations also perform repair and overhaul services, and supply spare parts, for various types of cockpit instruments and gauges for a broad range of commercial airlines on a worldwide basis.

Repair services generally involve the replacement of parts and/or the remanufacture of parts, which is similar to the original manufacture of the part. The processes that the Company performs related to repair and overhaul services are essentially the repair of wear parts or replacement of parts that are beyond economic repair. The repair service generally involves remanufacturing a complete part or a component of a part.

The accompanying consolidated financial statements include the accounts of Triumph and its subsidiaries. Intercompany accounts and transactions have been eliminated from the consolidated financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Certain reclassifications have been made to prior-year amounts in order to conform to the current-year presentation.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Concentration of Credit Risk

Accounts receivable are recorded net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company records the allowance for doubtful accounts based on prior experience and for specific collectibility matters when they arise. The Company writes off balances against the reserve when collectibility is deemed remote.  The Company’s trade accounts receivable are exposed to credit risk; however, the risk is limited due to the diversity of the customer base.

Inventories

Inventories are stated at the lower of cost or market using the average-cost or specific-identification methods. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those anticipated, inventory adjustments may be required. The Company believes that these estimates are reasonable and historically have not resulted in material adjustments in subsequent periods when the estimates are adjusted to actual amounts.

Property and Equipment

Property and equipment, which includes equipment under capital lease and leasehold improvements, are recorded at cost and depreciated over the estimated useful lives of the related assets, or the lease term if shorter in the case of leasehold improvements, by the straight-line method. Buildings and improvements are depreciated over a period of 15 to 39 1/2 years, and machinery and equipment are depreciated over a period of 7 to 15 years (except for furniture, fixtures and computer equipment which are depreciated over a period of 3 to 10 years).

Goodwill and Intangible Assets

The Company accounts for purchased goodwill and intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. Intangible assets with finite lives are amortized over their useful lives.

The Company’s operating segments of Aerospace Systems and Aftermarket Services are also the reporting units under SFAS No. 142. Each operating segment has a president who is responsible for managing the segment and reporting to the president and CEO of the Company, the Company’s Chief Operating Decision Maker (“CODM”), as defined in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Each of the operating segments is comprised of a number of operating units which are considered to be components under SFAS No. 142. The operating units, for which discrete financial information exists, are aggregated for purposes of goodwill impairment testing. The Company’s acquisition strategy is to acquire companies that complement and enhance the capabilities of the operating segments of the Company. Each acquisition is assigned to either the Aerospace Systems reporting unit or the Aftermarket Services reporting unit. The goodwill that results from each acquisition is also assigned to the reporting unit to which the acquisition is allocated, because it is that reporting unit which is intended to benefit from the synergies of the acquisition.

In order to test goodwill and intangible assets with indefinite lives under SFAS No. 142, a determination of the fair value of the Company’s reporting units and intangible assets with indefinite lives is required and is based,

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

among other things, on estimates of future operating performance of the reporting unit and/or the component of the entity being valued. The Company is required to complete an impairment test for goodwill and intangible assets with indefinite lives and record any resulting impairment losses at least on an annual basis. Changes in market conditions, among other factors, may have an impact on these estimates and require interim impairment assessments. The Company completed its required annual impairment tests in the fourth quarters of fiscal 2009, 2008 and 2007 and determined that there was no impairment.

Intangible assets are evaluated for indicators of impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company continually evaluates whether events or circumstances have occurred that would indicate that the remaining estimated useful lives of long-lived assets may warrant revision or that the remaining balance may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, an estimate of the related undiscounted cash flows over the remaining life of the long-lived assets is used to measure recoverability. Some of the more important factors management considers include the Company’s financial performance relative to expected and historical performance, significant changes in the way the Company manages its operations, negative events that have occurred, and negative industry and economic trends. If any impairment is indicated, measurement of the impairment will be based on the difference between the carrying value and fair value of the asset, generally determined based on the present value of expected future cash flows associated with the use of the asset. For the fiscal years ended March 31, 2009, 2008 and 2007, exclusive of the charges recorded in connection with discontinued operations, there were no reductions to the remaining useful lives and no write-downs of long-lived assets were required.

Revenue Recognition

Revenues are recognized in accordance with the contract terms when products are shipped, delivery has occurred or services have been rendered, pricing is fixed or determinable, and collection is reasonably assured. The Aftermarket Services Group provides repair and overhaul services, certain of which services are provided under long term power-by-the-hour contracts.  The Company applies the proportional performance method to recognize revenue under these contracts.  Revenue is recognized over the contract period as units are delivered based on the relative fair value in proportion to the total estimated contract consideration.  In estimating the total contract consideration, management evaluates the projected utilization of its customer’s fleet over the term of the contract, in connection with the related estimated repair and overhaul servicing requirements to the fleet based on such utilization. Changes in utilization of the fleet by customers, among other factors, may have an impact on these estimates and require adjustments to estimates of revenue to be realized.

Reserves for contract losses are accrued when estimated costs to complete exceed expected future revenues. The Company’s policy with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time of shipment based upon past experience.

Shipping and Handling Costs

The cost of shipping and handling products is included in cost of products sold.

Research and Development Expense

Research and development expense was approximately $21,001, $9,883 and $8,767 for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

The determination of the functional currency for Triumph’s foreign subsidiaries is made based on appropriate economic factors.  The functional currency of the Company’s subsidiaries, Triumph Logistics (UK) Ltd. and Triumph Aviation Services-Asia, is the U.S. dollar since that is the currency in which those entities primarily generate and expend cash.  The functional currency of the Company’s remaining subsidiaries is the local currency, since that is the currency in which those entities primarily generate and expend cash.  Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date.  Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments are included in accumulated other comprehensive income.  At March 31, 2009 and 2008, accumulated comprehensive income resulting from foreign currency translation was $2,184 and $5,111, respectively.  Gains and losses arising from foreign currency transactions of these subsidiaries are included in net income.

Income Taxes

In accordance with the provisions of SFAS No. 109, Accounting for Income Taxes, the Company accounts for income taxes using the asset and liability method.  The asset and liability method requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between tax bases and financial reporting bases of the Company’s assets and liabilities.

Recently Issued Accounting Pronouncements

In June 2008, the Financial Accounting Standards Board (“FASB”) issued Staff Position EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-06-1”). This Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method in SFAS No. 128, Earnings per Share. FSP EITF 03-06-1 is effective for fiscal years beginning after December 15, 2008 and interim periods within those years and requires all prior-period earnings per share data to be adjusted retrospectively. FSP EITF 03-06-1 is effective for the Company on April 1, 2009. The adoption of FSP EITF 03-06-1 is not expected to have a material impact on the Company’s financial statements.

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”).  FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.  Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate as interest cost is recognized.  The accompanying consolidated financial statements have been adjusted for the retrospective application of FSP APB 14-1, which became effective for the Company on April 1, 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”), which amends and expands the disclosure requirements of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 requires enhanced qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments and enhanced disclosures about credit-risk-related contingent features in derivative instruments. This statement applies to all

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

entities and all derivative instruments.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and, as a result, enhanced disclosures have been included in Note 18.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”) and SFAS No. 160, Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160). SFAS 141(R) and SFAS 160 significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests. SFAS 141(R) and SFAS 160 are effective for fiscal years beginning after December 15, 2008. SFAS 141(R) and SFAS 160 are effective prospectively; however, the reporting provisions of SFAS 160 are effective retroactively. SFAS 141(R) is required to be adopted concurrently with SFAS 160.  The Company is currently evaluating the impact of the adoption of SFAS 141(R) and SFAS 160 on the Company’s financial position and results of operations.

Effective April 1, 2008, the Company adopted, Emerging Issues Task Force Issue No. 06-10 Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements (“EITF 06-10”).  EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement.  The Company recognized a cumulative-effect adjustment of $2,991 reducing the April 1, 2008 balance of retained earnings and creating a long-term liability.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 does not require additional fair value measures but defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.  This Statement was to be effective for the Company as of April 1, 2008.  However, in February 2008, the FASB issued FSP No. 157-1, which amends SFAS 157 to exclude SFAS No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements for lease transactions, and FSP No. 157-2, which delayed the effective date of SFAS 157 as it relates to nonfinancial assets and nonfinancial liabilities until April 1, 2009 for the Company except for items that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis.  Effective April 1, 2008, the Company adopted the provisions of this Statement except as it relates to those nonfinancial assets and nonfinancial liabilities excluded under FSP No. 157-2.  The nonfinancial assets and nonfinancial liabilities for which the Company has not applied the fair value provisions of SFAS 157 include: goodwill; intangible and other long-lived asset impairment testing; asset retirement obligations; liabilities for exit or disposal activities; and business combinations.  The Company is currently evaluating the impact this Statement will have on the Company’s financial position, results of operations and cash flows as it relates to nonfinancial assets and nonfinancial liabilities.

In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP amends SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan on investment policies and strategies, major categories of plan assets, inputs and valuation techniques used to measure the fair value of plan assets and significant concentrations of risk within plan assets. This FSP shall be effective for fiscal years ending after December 15, 2009, with earlier application permitted. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative purposes. We are currently evaluating the disclosure requirements of this new FSP.

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1 (“the FSP”). This FSP amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this FSP, fair values for these assets and liabilities were only disclosed annually. This FSP applies to all financial instruments within the scope of SFAS 107 and requires all entities to disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This FSP shall be effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4 and FSP FAS 115-2 and FAS 124-2. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. We are currently evaluating the disclosure requirements of this new FSP.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment, which requires companies to measure compensation cost for all share-based payments (including employee stock options) at fair value. The Company adopted SFAS No. 123R, using the modified-prospective transition method, beginning on April 1, 2006, and therefore began to expense the fair value of all outstanding options over their remaining vesting periods to the extent the options were not fully vested as of the adoption date and began to expense the fair value of all options granted subsequent to March 31, 2006 over their requisite service periods. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow ($245, $1,737 and $1,941 for fiscal years ended March 31, 2009, 2008 and 2007, respectively), rather than an operating cash flow.  Stock-based compensation expense related to employee stock options recognized under SFAS No. 123R for fiscal years 2009, 2008, and 2007 was $3,180, $2,809 and $2,524, respectively, and, in accordance with Staff Accounting Bulletin (“SAB”) 107 the Company has classified share-based compensation within selling, general and administrative expenses to correspond with the same line item as the majority of the cash compensation paid to employees. Previous periods have not been restated.  Upon the exercise of stock options or vesting of restricted stock, the Company first transfers treasury stock, then will issue new shares. (See Note 16 for further details.)

Adjustments to Consolidated Financial Statements

The accompanying consolidated financial statements have been adjusted for the retrospective application of FSP APB 14-1, which became effective for the Company on April 1, 2009. The financial information contained in the consolidated financial statements and accompanying notes to the consolidated financial statements reflect only the adjustments described below related to the retrospective application of FSP APB 14-1. No other modifications or updates to the disclosures contained herein have been made in this Current Report on Form 8-K for events that occurred after May 22, 2009, the date of filing the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, with the Securities and Exchange Commission.

Effective April 1, 2009, the Company adopted FSP APB 14-1. Early adoption was not permitted, however, once adopted FSP APB 14-1 requires retrospective application. FSP APB 14-1 changes the balance sheet classification of a component of the Convertible Senior Subordinated Notes between equity and debt, and results in additional non-cash interest expense recognized in the statement of income. Capital in excess of par has been increased by $19.8 million as of September 30, 2007, to reflect the cumulative effect of the change in accounting principle to all prior periods.

The following tables set forth the effect of the retrospective application of FSP APB 14-1 on certain reported line items:

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	Years ended March 31,
	2009		2008		2007
Consolidated Statements of Income	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Interest expense and other	$11,096	$16,929	$13,422	$19,942	$11,706	$14,807
(Gain) loss on extinguishment of debt	(2,580)	(880)	—	—	5,088	5,088
Income tax expense	45,586	43,124	37,161	34,748	26,129	24,982
Net income	$93,067	$87,996	$67,274	$63,167	$47,071	$45,117

Net income per share:
Basic	$5.68	$5.37	$4.08	$3.83	$2.90	$2.78
Diluted	$5.61	$5.31	$3.84	$3.60	$2.87	$2.75

	March 31,
	2009		2008
Consolidated Balance Sheets	As previously reported	As adjusted	As previously reported	As adjusted
Assets
Other assets, net	$13,731	$12,031	$13,712	$11,637
Total assets	$1,592,907	$1,591,207	$1,414,835	$1,412,760

Liabilities and Stockholders’ Equity
Liabilities
Long-term debt, less current portion	$386,219	$370,311	$418,803	$394,971
Deferred income taxes other	117,462	121,935	91,246	99,296

Stockholders’ Equity
Capital in excess of par	291,304	312,256	288,154	307,922
Retained earnings	500,348	489,131	413,612	407,551
Total stockholders’ equity	779,650	789,385	692,729	706,436
Total liabilities and stockholders’ equity	$1,592,907	$1,591,207	$1,414,835	$1,412,760

	Years ended March 31,
	2009		2008		2007
Consolidated Statements of Cash Flows	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Net income	$93,067	$87,996	$67,274	$63,167	$47,071	$45,117
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on early extinguishment of debt	(2,580)	(880)	—	—	—	—
Accretion of discount on convertible debt	—	6,207	—	5,852	—	2,649
Other amortization included in interest expense	2,059	1,685	1,621	2,289	1,835	2,287
Provision for deferred income taxes	15,248	12,786	8,380	5,967	5,969	4,822
Net cash provided by operating activities	134,997	134,997	45,725	45,725	41,340	41,340

Net change in cash	740	740	6,495	6,495	1,600	1,600
Cash at beginning of year	13,738	13,738	7,243	7,243	5,643	5,643
Cash at end of year	$14,478	$14,478	$13,738	$13,738	$7,243	$7,243

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The debt and equity components recognized for the Company’s convertible notes as of March 31, 2009 and 2008 were as follows:

	March 31,
	2009	2008
Principal amount of convertible notes	$183,250	$201,250
Unamortized discount (1)	15,908	23,832
Net carrying amount	167,342	177,418
Equity component carrying amount	32,317	32,333

(1)   Remaining recognition period of 2.5 years as of March 31, 2009.

The amount of interest expense recognized and the effective rate for the Company’s convertible notes were as follows:

	Year ended March 31,
	2009	2008	2007
Contractual coupon interest	$5,191	$5,283	$2,832
Accretion of discount on convertible notes	6,207	5,852	2,649
Interest expense	$11,398	$11,135	$5,481

Effective interest rate	6.5%	6.5%	6.5%

In addition, the retrospective application of FSP APB 14-1 resulted in changes to the consolidated statements of changes in stockholders’ equity and to Notes 11, 12, 22 and 23 to the consolidated financial statements. The updated notes to the consolidated financial statements are included below.

3.             ACQUISITIONS

FISCAL 2009 ACQUISITIONS

Acquisition of Merritt Tool Company

Effective March 13, 2009, the Company acquired all of the outstanding shares of Merritt Tool Company, Inc. (“Merritt”), renamed Triumph Structures — East Texas, Inc. Triumph Structures — East Texas, Inc.  is a manufacturer of aircraft structural components specializing in complex precision machining primarily for commercial and military aerospace programs.  Merritt provides the Company with expanded capacity and increased market share in structural components. The results for Triumph Structures — East Texas, Inc. are included in the Company’s Aerospace Systems segment.

Acquisition of Saygrove Defence & Aerospace Group Limited

Effective March 13, 2009, the Company acquired all of the outstanding shares of Saygrove Defence & Aerospace Group Limited (“Saygrove”), renamed Triumph Actuation & Motion Control Systems-UK, Ltd. Triumph Actuation & Motion Control Systems-UK, Ltd. is a provider of motion control and actuation products for the aerospace and defense industry.  Saygrove provides the Company with added advanced control products for flight actuation and motor control applications in all-electric aircraft and Unmanned Aerial Vehicles. The results for

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

3.             ACQUISITIONS (Continued)

Triumph Actuation & Motion Control Systems-UK, Ltd. are included in the Company’s Aerospace Systems segment.

Acquisition of Aviation Segment of Kongsberg Automotive Holdings ASA

Effective March 31, 2009, the Company acquired the assets of the aviation segment of Kongsberg Automotive Holdings ASA (“KA”) through two newly organized wholly-owned subsidiaries, Triumph Controls —  UK, Ltd. and Triumph Controls — Germany, GmbH. The acquired business, which is located in Basildon, U.K. and Heiligenhaus, Germany, provides cable control systems for commercial and military aircraft to Europe’s leading aerospace manufacturers.  KA provides the Company with expanded capacity and increased market share in cable control systems. The results for Triumph Controls — UK, Ltd. and Triumph Controls — Germany, GmbH will be included in the Company’s Aerospace Systems segment.

Acquisition of The Mexmil Company, LLC

Effective March 31, 2009, the Company acquired all of the equity interests of The Mexmil Company, LLC, and all of the equity interests of several affiliates (“Mexmil”), renamed Triumph Insulation Systems, LLC. Triumph Insulation Systems, LLC and its affiliates primarily provide insulation systems to OEMs, airlines, maintenance, repair and overhaul organizations and air cargo carriers.  Mexmil provides the Company with an enhanced ability to provide a more comprehensive interiors solution to current and future customers.  The results for Triumph Insulation Systems, LLC and its affiliates will be included in the Company’s Aerospace Systems segment.

The acquisitions of Merritt, Saygrove, KA and Mexmil are herein referred to as the “fiscal 2009 acquisitions.”  The combined purchase price of the fiscal 2009 acquisitions of $151,532 includes cash paid at closing, estimated deferred payments and direct costs of the transactions.  Included in the deferred payments are delayed payments of $2,132 and $1,421 payable in March 2010 and September 2010, respectively. The fiscal 2009 acquisitions also provide for contingent payments, certain of which are contingent upon the achievement of specified earnings levels during the earnout period and another $10,000 that is contingent upon entering into a specific customer contract. The maximum amounts payable in respect of fiscal 2010, 2011, 2012 and 2013, respectively, are $2,322, $4,598, $5,426 and $2,629. The contingent amounts have not been recorded as the contingencies have not been resolved and the consideration has not been paid.  The excess of the combined purchase price over the preliminary estimated fair value of the net assets acquired of $73,260 was recorded as goodwill, $60,944 of which is tax-deductible.  The Company has also identified intangible assets valued at approximately $45,466 comprised of noncompete agreements, customer relationships, and product rights and licenses with a weighted-average life of 9.3 years.  The Company is awaiting final appraisals of tangible and intangible assets and assumed liabilities related to the fiscal 2009 acquisitions.  Accordingly, the Company has recorded its best estimate of the intangibles and property and equipment subject to appraisals.  Therefore, the allocation of purchase price for the fiscal 2009 acquisitions is not complete and is subject to change.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

3.             ACQUISITIONS (Continued)

The following condensed balance sheet represents the amounts assigned to each major asset and liability caption in the aggregate for fiscal 2009 acquisitions:

Cash	$5,182
Accounts receivable	15,040
Inventory	28,156
Prepaid expenses and other	2,111
Deferred tax asset	1,269
Property and equipment	16,094
Goodwill	73,260
Intangible assets	45,466
Total assets	$186,578
Accounts payable	$9,499
Accrued expenses	21,229
Other current liabilities	20
Other long-term liabilities	4,298
Total liabilities	$35,046

The fiscal 2009 acquisitions have been accounted for under the purchase method of accounting and, accordingly, are included in the consolidated financial statements from the effective dates of acquisition. The fiscal 2009 acquisitions were funded by the Company’s long-term borrowings in place at the dates of acquisition.

FISCAL 2008 ACQUISITIONS

Acquisition of B. & R. Machine & Tool Corp.

Effective February 27, 2008, the Company acquired the assets and business of B. & R. Machine & Tool Corp. (“B & R”) through a newly organized, wholly-owned subsidiary of the Company, Triumph Structures — Long Island, LLC.  Triumph Structures — Long Island, LLC provides aircraft structural components and dynamic parts and assemblies for commercial and military aerospace programs. The results for Triumph Structures — Long Island, LLC are included in the Company’s Aerospace Systems segment.

The purchase price for B & R of $84,044 includes cash paid at closing, estimated deferred payments and direct costs of the transaction.  Included in the estimated deferred payments is an earnout note for $13,000.  Payments under the earnout note are contingent upon the achievement of certain earnings levels during the earnout period.  The maximum amounts payable in respect of fiscal 2009, 2010 and 2011 are $3,500, $4,500 and $5,000, respectively.  The excess of the purchase price over the estimated fair value of the net assets acquired of $47,885 was recorded as goodwill, all of which is tax-deductible. The Company has also identified intangible assets valued at approximately $16,300 with a weighted-average life of 10 years.  During fiscal 2009, the Company finalized the purchase price allocation for the B & R acquisition as a result of receiving the final valuation of inventory and final appraisal of tangible and intangible assets. Based on the revised allocation, an additional $1,257 and $2,443 was allocated to inventory and goodwill, respectively; intangible assets were reduced by $3,700.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

3.             ACQUISITIONS (Continued)

The following condensed balance sheet represents the amounts assigned to each major asset and liability caption in the aggregate for the B & R acquisition:

Accounts receivable	$4,416
Inventory	11,257
Prepaid expenses and other	6
Property and equipment	9,962
Deferred tax asset	82
Goodwill	47,885
Intangible assets	16,300
Total assets	$89,908
Accounts payable	$3,019
Accrued expenses	3,595
Other current liabilities	786
Other long-term liability	2,508
Total liabilities	$9,908

The B & R acquisition has been accounted for under the purchase method and, accordingly, is included in the consolidated financial statements from the effective date of acquisition. The acquisition was funded by the Company’s long-term borrowings in place at the date of acquisition.

FISCAL 2007 ACQUISITIONS

Acquisition of Excel Manufacturing, Inc.

Effective April 1, 2006, the Company acquired the assets and business of Excel Manufacturing, Inc. (“Excel”) through a newly organized, wholly-owned subsidiary of the Company, Triumph Structures — Wichita, Inc.  The results for Triumph Structures — Wichita, Inc. are included in the Company’s Aerospace Systems segment. The purchase accounting for the acquisition of Excel was finalized during fiscal 2007.

Acquisition of Air Excellence International, Inc.

Effective April 1, 2006, the Company acquired the assets and business of Air Excellence International, Inc. and its affiliates (“Air Excellence”) through two newly organized, wholly-owned subsidiaries of the Company, Triumph Interiors, LLC and Triumph Interiors Limited.  The results for Triumph Interiors, LLC and Triumph Interiors Limited are included in the Company’s Aftermarket Services segment. The purchase accounting for the acquisition of Air Excellence was finalized during fiscal 2007.

Acquisition of Allied Aerospace Industries, Inc.

Effective November 1, 2006, the Company acquired Allied Aerospace Industries, Inc. (“Allied”) through the merger of a newly organized, wholly-owned subsidiary of the Company, with and into Allied. The acquired business has since been consolidated into a single subsidiary of the Company, Triumph Aerospace Systems — Newport News, Inc.  Triumph Aerospace Systems — Newport News, Inc. specializes in engineering design and manufacturing solutions for complex aerospace and defense programs.  The results for Triumph Aerospace Systems — Newport News, Inc. are included in the Company’s Aerospace Systems segment.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

3.             ACQUISITIONS (Continued)

During the first half of fiscal 2008, the Company finalized the purchase price allocation for the Allied acquisition as a result of receiving the final appraisal of tangible and intangible assets, finalizing the deferred tax accounting and recording the final purchase price adjustment as per the purchase agreement.  Based on the revised allocation, an additional $100 was allocated to intangible assets while the amount allocated to tangible assets was reduced by $232.  The purchase price was reduced by $1,055 related to the final negotiation of the values on the closing balance sheet.

Acquisition of Grand Prairie Accessory Services, LLC

Effective January 1, 2007, the Company acquired the assets and business of Grand Prairie Accessory Services, LLC (“Grand Prairie”) through a newly organized, wholly-owned subsidiary of the Company, Triumph Accessory Services — Grand Prairie, Inc.  Triumph Accessory Services — Grand Prairie, Inc. provides comprehensive maintenance solutions for engine accessories related to the CF34, CFM56, CF6, CT7 and V2500 family of engines.  Capabilities include fuel, oil, pneumatic, hydraulic and mechanical engine accessories for those and other aero and aero-derivative gas turbine engines.  The results for Triumph Accessory Services — Grand Prairie are included in the Company’s Aftermarket Services segment.

During the third quarter of fiscal 2008, the Company finalized the purchase price allocation for the Grand Prairie acquisition as a result of receiving the final appraisal of tangible and intangible assets and finalizing the deferred tax accounting.  Based on the revised allocation, an additional $1,532 was allocated to tangible assets; intangible assets and goodwill were reduced by $1,215 and $561, respectively; a deferred tax asset of $169 was established, and other liabilities were reduced by $75.

The following unaudited pro forma information for the fiscal years ended March 31, 2009 and 2008 have been prepared assuming the fiscal 2009 acquisitions and the B & R acquisition had occurred on April 1, 2007. The pro forma information for the fiscal year ended March 31, 2009 is as follows: Net sales: $1,334,025; Income from continuing operations: $95,807; Income per share from continuing operations - basic: $5.85; Income per share from continuing operations — diluted:  $5.78. The pro forma information for the fiscal year ended March 31, 2008 is as follows: Net sales: $1,288,708; Income from continuing operations: $74,988; Income per share from continuing operations - basic: $4.55; and Income per share from continuing operations - diluted: $4.28.

The unaudited pro forma information includes adjustments for interest expense that would have been incurred to finance the purchase, additional depreciation based on the estimated fair market value of the property and equipment acquired, and the amortization of the intangible assets arising from the transactions.  The unaudited pro forma financial information is not necessarily indicative of the results of operations as it would have been had the transaction been effected on the assumed date.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

4.             DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

In September 2007, the Company sold the assets of Triumph Precision, Inc., a build-to-specification manufacturer and supplier of ultra-precision machined components and assemblies in its Aerospace Systems segment.  The effective date of the sale was July 1, 2007.  The Company recognized a pretax loss of $650 on the sale of the business, which included costs to sell of $150.  The Company has also decided to sell Triumph Precision Castings Co., a casting facility in its Aftermarket Services segment that specializes in producing high-quality hot gas path components for aero and land-based gas turbines.   The Company recognized a pretax loss of $3,500 in the first quarter of fiscal 2008 based upon a write-down of the carrying value of the business to estimated fair value less costs to sell.  The write-down was applied to inventory and long-lived assets, consisting primarily of property, plant and equipment.  For financial statement purposes, the assets, liabilities, results of operations and cash flows of these businesses have been segregated from those of the continuing operations and are presented in the Company’s consolidated financial statements as discontinued operations and assets and liabilities held for sale.

Revenues of discontinued operations were $10,433, $10,913 and $17,408 for the fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007, respectively.  The loss from discontinued operations was $4,745, $8,468 and $3,905, net of income tax benefit of $2,556, $4,560 and $2,103 for the fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007, respectively.  Interest expense of $2,913, $2,835 and $2,762 was allocated to discontinued operations for the fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007, respectively, based upon the actual borrowings of the operations, and such interest expense is included in the loss from discontinued operations.

On October 6, 2008, the Company exercised the buy out provision in the operating lease on its casting facility. Accordingly, the property, plant and equipment related to the assets held for sale increased by $3,535.

Assets and liabilities held for sale are comprised of the following:

	March 31,
	2009	2008
Assets held for sale:
Accounts receivable, net	$6,838	$7,689
Inventories	11,763	11,272
Property, plant and equipment	9,062	5,711
Other	32	91
Total assets held for sale	$27,695	$24,763
Liabilities held for sale:
Accounts payable	$1,630	$1,378
Accrued expenses	475	1,253
Deferred tax liabilities and other	2,178	1,956
Total liabilities held for sale	$4,283	$4,587

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

5.             INVENTORIES

Inventories are stated at the lower of cost (average-cost or specific-identification methods) or market. The components of inventories are as follows:

	March 31,
	2009	2008
Raw materials	$51,856	$31,937
Manufactured and purchased components	142,833	133,343
Work-in-process	113,641	117,061
Finished goods	81,018	68,596
Total inventories	$389,348	$350,937

6.             ROTABLE ASSETS

In the third quarter of fiscal 2009, the Company made a change to the classification of its inventory of rotable assets.  Rotable assets are those assets that can be repaired and then reused by the Company in an exchange transaction through its maintenance, repair and overhaul businesses. The Company now classifies its inventory of rotable assets as a current asset whereas previously these assets were classified by the Company’s operating locations as either inventory or property and equipment.

The Company has reclassified amounts in its prior-period financial statements, included herein, to conform to the current-year presentation.  Rotable assets of $23,392 as of March 31, 2008 are now shown separately within current assets in the accompanying consolidated balance sheets. This amount is comprised of $10,730 and $12,662 which was previously reported in inventory and property and equipment, net, respectively. Also, additions to rotable assets during the fiscal years ended March 31, 2008 and 2007 of $5,397 and $4,099, respectively, originally classified as capital expenditures within investing activities, are now reflected in the accompanying consolidated statement of cash flows as a component of operating activities.  This change resulted in no impact to previously reported income from operations, net income or earnings per share.

7.             PROPERTY AND EQUIPMENT

Net property and equipment at March 31, 2009 and 2008 is:

	March 31,
	2009	2008
Land	$18,052	$17,802
Buildings and improvements	133,055	128,038
Machinery and equipment	402,485	357,021
	553,592	502,861
Less accumulated depreciation	221,125	191,428
	$332,467	$311,433

Depreciation expense for the fiscal years ended March 31, 2009, 2008 and 2007 was $36,836, $32,779 and $26,947, respectively, which includes depreciation of assets under capital lease.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

8.             GOODWILL AND OTHER INTANGIBLE ASSETS

The following is a summary of the changes in the carrying value of goodwill by reportable segment, for the fiscal years ended March 31, 2009 and March 31, 2008:

	Aerospace Systems	Aftermarket Services	Total
Fiscal 2009
Balance at beginning of year	$330,175	$53,565	$383,740

Goodwill recognized in connection with acquisitions	73,260	—	73,260
Purchase price allocation adjustments	3,518	—	3,518
Effect of exchange rate changes and other	(971)	(6)	(977)
Balance at end of year	$405,982	$53,559	$459,541

Fiscal 2008
Balance at beginning of year	$285,797	$54,133	$339,930

Goodwill recognized in connection with acquisitions	44,488	—	44,488
Purchase price allocation adjustments	(1,103)	(568)	(1,671)
Effect of exchange rate changes and other	993	—	993
Balance at end of year	$330,175	$53,565	$383,740

Intangible assets, cost and accumulated amortization at March 31, 2009 were $171,558 and $63,208, respectively.  Intangible assets, cost and accumulated amortization at March 31, 2008 were $129,920 and $51,432, respectively.  Intangible assets consist of two major classes:  (i) product rights and licenses, which at March 31, 2009 had a weighted-average life of 11.3 years, and (ii) noncompete agreements, customer relationships and other, which at March 31, 2009 had a weighted-average life of 10.1 years.  Gross cost and accumulated amortization of product rights and licenses at March 31, 2009 were $74,082 and $45,079 respectively, and at March 31, 2008 were $74,082 and $38,087, respectively.  Gross cost and accumulated amortization of noncompete agreements, customer relationships and other at March 31, 2009 were $97,476 and $18,129, respectively, and at March 31, 2008 were $55,838 and $13,345, respectively.  Amortization expense for the fiscal years ended March 31, 2009, 2008, and 2007 was $11,775, $10,436 and $8,756, respectively.  Amortization expense for the five fiscal years succeeding March 31, 2009 by year is expected to be as follows:  2010: $16,612; 2011: $14,827; 2012: $13,330; 2013: $13,145; 2014: $12,139 and thereafter: $38,327.

Effective February 9, 2007, the Company, through its Triumph Air Repair subsidiary, included in the Aftermarket Services segment, entered into a software licensing agreement with Honeywell Intellectual Properties, Inc. (“Honeywell”). The agreement grants Triumph a non-exclusive, limited license to access Honeywell proprietary commercial service manuals identified for use on the Boeing 331-250[G] APU installed on the United States Air Force C-17 aircraft. The license expires on September 30, 2013. As consideration, the Company agreed to pay $5,000 inclusive of imputed interest of $529, of which $700, $700 and $1,500 was paid during fiscal years 2009, 2008 and 2007, respectively.  At March 31, 2009, the remaining payable to Honeywell of $1,671 is included in the consolidated balance sheet in accrued expenses and deferred income taxes and other in the amounts of $592 and $1,079, respectively. As a result of the agreement, the Company recorded an intangible asset in the amount of $4,471, which is included in product rights and licenses intangible assets, with a life of 6.7 years. The Company amortized to expense $502, $671 and $112 of this intangible during fiscal years 2009, 2008 and 2007, respectively.

Effective January 1, 2005, the Company, through its Triumph Gear Systems—Macomb subsidiary, included in the Aerospace Systems segment, entered into an exclusive agreement with General Electric (“GE”) to

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

8.             GOODWILL AND OTHER INTANGIBLE ASSETS (Continued)

provide the inlet gearbox as well as specific related spare parts for the CFM56 engine program for the life of the program. The Boeing 737 and the Airbus A318, A319, A320, A321 and A340-200/-300 aircraft are the primary platforms for the CFM56 engine. As consideration, the Company agreed to pay an amount of $32,158 for the exclusive right to use certain propriety technology owned by GE, of which $2,572, $10,200, $14,232 and $5,154 was paid during fiscal 2008, 2007, 2006 and fiscal 2005, respectively.  As a result of the agreement, the Company recorded an intangible asset in the amount of $32,158, which is included in product rights and licenses intangible assets, with a weighted-average life of 12.1 years. The Company amortized to expense $2,810, $2,814 and $2,816 of this intangible asset during fiscal 2009, 2008 and 2007, respectively.

9.             ACCRUED EXPENSES

Accrued expenses are composed of the following items:

	March 31,
	2009	2008
Accrued compensation	$38,592	$39,098
Deferred revenue	23,317	6,795
Warranty reserve	5,956	4,165
All other	41,715	33,339
Total accrued expenses	$109,580	$83,397

Deferred revenue increased significantly in fiscal 2009 as a result of the acquisition of Merritt, which received an advance payment on one of its major contracts.

10.          LEASES

At March 31, 2009, future minimum payments under noncancelable operating leases with initial or remaining terms of more than one year were as follows: 2010—$12,630; 2011—$11,761; 2012—$8,795; 2013—$6,432; 2014— $5,575 thereafter—$16,230 through 2022.  In the normal course of business, operating leases may contain residual value guarantees and purchase options are generally renewed or replaced by other leases.

At March 31, 2009, future minimum sublease rentals are as follows:  2010—$654; 2011—$669; 2012—$685; 2013—$618; 2014—$547; thereafter— $1,992 through 2018.

Total rental expense was $14,441, $14,725 and $13,151 for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

11.          LONG-TERM DEBT

Long-term debt consists of the following:

	March 31,
	2009	2008
Convertible senior subordinated notes	$167,342	$177,418
Revolving credit facility	127,730	193,750
Receivable securitization facility	75,000	—
Equipment leasing facility	58,734	—
Subordinated promissory notes	16,575	13,000
Other debt	14,015	11,813
	459,396	395,981
Less current portion	89,085	1,010
	$370,311	$394,971

Credit Facility

On July 10, 2008, the Company amended its existing amended and restated credit agreement (the “Credit Facility”) with its lenders, primarily to allow for an asset securitization facility of up to $125,000 and to amend certain other terms and covenants. Coincident with the amendment, the Company exercised a provision of the Credit Facility to increase the amount available under the Credit Facility to $370,000 from $350,000. The Credit Facility bears interest at either: (i) LIBOR plus between 0.625% and 2.00%; (ii) the prime rate; or (iii) an overnight rate at the option of the Company. The applicable interest rate is based upon the Company’s ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization. In addition, the Company is required to pay a commitment fee of between 0.175% and 0.400% on the unused portion of the Credit Facility.

On December 22, 2006, the Company amended the Credit Facility with its lenders primarily to eliminate a financial covenant restricting aggregate capital expenditures to 200% of consolidated depreciation expense in any fiscal year. The Company’s obligations under the Credit Facility are guaranteed by the Company’s subsidiaries. On October 20, 2006, the Company amended the Credit Facility with its lenders to increase the Credit Facility to $350,000 from $250,000, extend the maturity date to June 30, 2011 and amend certain other terms and covenants.

At March 31, 2009, there were $127,730 in borrowings and $5,600 in letters of credit outstanding under the Credit Facility.  At March 31, 2008, there were $193,750 in borrowings and $5,941 in letters of credit outstanding under the Credit Facility.  The level of unused borrowing capacity under the Credit Facility varies from time to time depending in part upon its compliance with financial and other covenants set forth in the related agreement. The Credit Facility contains certain affirmative and negative covenants including limitations on specified levels of indebtedness to earnings before interest, taxes, depreciation and amortization, and interest coverage requirements, and includes limitations on, among other things, liens, mergers, consolidations, sales of assets, and incurrence of debt. The Company is currently in compliance with all such covenants.  As of March 31, 2009, the Company had borrowing capacity under the Credit Facility of $236,670 after reductions for borrowings and letters of credit outstanding under the Credit Facility.

Convertible Senior Subordinated Notes

On September 18, 2006, the Company issued $201,250 in convertible senior subordinated notes (the “Notes”). The Notes are direct, unsecured, senior subordinated obligations of the Company, and rank (i) junior in right of payment to all of the Company’s existing and future senior indebtedness, (ii) equal in right of payment with

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

11.          LONG-TERM DEBT (Continued)

any other future senior subordinated indebtedness, and (iii) senior in right of payment to all subordinated indebtedness.

Effective April 1, 2009, the Company adopted FSP APB 14-1, which requires retrospective application. FSP APB 14-1 requires separately accounting for the liability and equity components of the Notes in a manner that reflects the Company’s nonconvertible debt borrowing rate when interest and amortization cost is recognized in subsequent periods. The excess of the principal amount of the liability component over its carrying amount has been recognized as debt discount and amortized using the effective interest method. This change in accounting for the Notes has been applied to the consolidated financial statements on a retrospective basis, as required by the FSP. For more details on the impact of this change on the consolidated financial statements, see Note 2. As of March 31, 2009, the remaining discount of $15,908 will be amortized on the effective interest method through October 1, 2011.

The Company received net proceeds from the sale of the Notes of approximately $194,998 after deducting debt issuance costs of approximately $6,252. The use of the net proceeds from the sale was for prepayment of the Company’s outstanding Senior Notes, including a “make whole” premium, fees and expenses in connection with the prepayment, and to repay a portion of the outstanding indebtedness under the Company’s Credit Facility. The debt issuance costs have been recorded as other assets in the accompanying consolidated balance sheets. Debt issuance costs are being amortized over a period of five years.

The Notes bear interest at a fixed rate of 2.625% per annum, payable in cash semiannually in arrears on each April 1 and October 1 beginning April 1, 2007. During the period commencing on October 6, 2011 and ending on, but excluding, April 1, 2012 and each six-month period from October 1 to March 31 or from April 1 to September 30 thereafter, the Company will pay contingent interest during the applicable interest period if the average trading price of a Note for the five consecutive trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals or exceeds 120% of the principal amount of the Notes. The contingent interest payable per Note in respect of any six-month period will equal 0.25% per annum calculated on the average trading price of a Note for the relevant five trading day period. This contingent interest feature represents an embedded derivative. Since it is in the control of the Company to call the Notes at any time after October 6, 2011, the value of the derivative was determined to be de minimis. Accordingly, no value has been assigned at issuance or at March 31, 2009.

During fiscal 2009, the Company paid $15,420 to purchase $18,000 of principal on the Notes, resulting in a reduction in the carrying amount of the Notes of $16,283 and a gain on early extinguishment of $880.

The Notes mature on October 1, 2026 unless earlier redeemed, repurchased or converted. The Company may redeem the Notes for cash, either in whole or in part, anytime on or after October 6, 2011 at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, including contingent interest and additional amounts, if any, up to but not including the date of redemption. In addition, holders of the Notes will have the right to require the Company to repurchase for cash all or a portion of their Notes on October 1, 2011, 2016 and 2021, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, including contingent interest and additional amounts, if any, up to, but not including, the date of repurchase. The Notes are convertible into the Company’s common stock at a rate equal to 18.3655 shares per $1,000 principal amount of the Notes (equal to an initial conversion price of approximately $54.45 per share), subject to adjustment as described in the Indenture. Upon conversion, the Company will deliver to the holder surrendering the Notes for conversion, for each $1,000 principal amount of Notes, an amount consisting of cash equal to the lesser of $1,000 and the Company’s total conversion obligation and, to the extent that the Company’s total conversion obligation exceeds $1,000, at the Company’s election, cash or shares of the Company’s common stock in respect of the remainder.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

11.          LONG-TERM DEBT (Continued)

A holder may surrender its Notes for conversion: (i) during any fiscal quarter if the last reported sale price of the Company’s common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is more than 130% of the applicable conversion price per share of the Company’s common stock on such trading day; (ii) during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of a Note for each day of that period was less than 98% of the product of the closing price of the Company’s common stock and the conversion rate of the Notes on each such day; (iii) if the Company has called the Notes for redemption; (iv) on the occurrence of a specified corporate transaction as provided in the indenture governing the Notes (i.e., change in control, distribution of rights or warrants to purchase common stock below market value, distribution of assets (including cash) with a per share value exceeding 10% of the market value of common stock); or (v) during the two-month period prior to maturity (starting August 1, 2026).  The last reported sale price of the Company’s common stock on any date means the closing sales price per share on such date as reported by the New York Stock Exchange.

For the periods from October 1, 2007 through December 31, 2007 and January 1, 2008 through March 31, 2008, the Notes were eligible for conversion; however, during this period, none of the Notes were converted.  The Company has classified the Notes as long-term as of March 31, 2009.

To be included in the calculation of diluted earnings per share, the average price of the Company’s common stock for the fiscal year must exceed the conversion price per share of $54.45. The average price of the Company’s common stock for the fiscal year ended March 31, 2009 was $46.49. Therefore, no additional shares were included in the diluted earnings per share calculation.  The average price of the Company’s common stock for the fiscal year ended March 31, 2008 was $68.95. Therefore, 777,059 additional shares were included in the diluted earnings per share calculation.  No additional shares were included in the diluted earnings per share calculation for the fiscal year ended March 31, 2007 since the average price of the Company’s stock did not exceed the conversion price.

If the Company undergoes a fundamental change, holders of the Notes will have the right, subject to certain conditions, to require the Company to repurchase for cash all or a portion of its Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, including contingent interest and additional amounts, if any.

Receivable Securitization Program

In August 2008, the Company entered into a receivable securitization facility (the “Securitization Facility”).  In connection with the Securitization Facility, the Company sells on a revolving basis certain accounts receivable to Triumph Receivables, LLC, a wholly-owned special-purpose entity, which in turn sells a percentage ownership interest in the receivables to commercial paper conduits sponsored by financial institutions.  The Company is the servicer of the accounts receivable under the Securitization Facility.  As of March 31, 2009, the maximum amount available under the Securitization Facility was $125,000. The Securitization Facility is due to expire in August 2009 and is subject to annual renewal through August 2013.  Interest rates are based on prevailing market rates for short-term commercial paper plus a program fee and a commitment fee.   The program fee is 35 basis points on the amount outstanding under the Securitization Facility.  Additionally, the commitment fee is 30 basis points on 102% of the maximum amount available under the Securitization Facility.  At March 31, 2009, there was $75,000 outstanding under the Securitization Facility.  In connection with entering into the Securitization Facility, the Company incurred approximately $823 of costs, which were deferred and are being amortized over the life of the Securitization Facility.  The Company securitizes its accounts receivable, which are generally non-interest bearing, in transactions that are accounted for as borrowings under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

The agreement governing the Securitization Facility contains restrictions and covenants which include limitations on the making of certain restricted payments, creation of certain liens, and certain corporate acts such as mergers, consolidations and the sale of substantially all assets.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

11.          LONG-TERM DEBT (Continued)

Equipment Leasing Facility

During March 2009, the Company entered into a 7-year Master Lease Agreement (“Leasing Facility”) creating a capital lease of certain existing property and equipment, resulting in net proceeds of $58,546 after deducting debt issuance costs of approximately $188. The net proceeds from the Leasing Facility were used to repay a portion of the outstanding indebtedness under the Company’s Credit Facility. The debt issuance costs have been recorded as other assets in the accompanying consolidated balance sheets and are being amortized over the term of the Leasing Facility. The Leasing Facility bears interest at a weighted-average fixed rate of 6.1% per annum.

Prepayment of Senior Notes

On October 4, 2006, the Company prepaid all of its outstanding Class A Senior Notes and Class B Senior Notes (collectively, the “Senior Notes”) and, accordingly, the rights of the holders of the Senior Notes under the Note Purchase Agreement, dated November 21, 2002, between the Company and such holders, as amended, ceased. The Senior Notes were prepaid with the proceeds from the Company’s sale of the Notes as discussed above.  Immediately prior to prepayment, $68,375 aggregate principal amount of Class A Senior Notes, which carried a fixed rate of interest of 6.06%, were outstanding, and $56,049 aggregate amount of Class B Senior Notes, which carried a fixed rate of interest of 5.59%, were outstanding. If the Company had not prepaid the outstanding Senior Notes, they would have matured on December 2, 2012, subject to a requirement under the Note Purchase Agreement that the Company annually prepay $8,007 of the outstanding Class B Senior Notes starting on December 2, 2006. The Senior Notes were senior unsecured obligations of the Company and ranked junior in right of payment to the rights of the Company’s secured creditors to the extent of their security in the Company’s assets, equal in right of payment to the rights of creditors under the Company’s other existing and future unsecured unsubordinated obligations, senior in right of payment to the rights of creditors under obligations expressly subordinated to the Senior Notes, and effectively subordinated to secured and unsecured creditors of the Company’s subsidiaries. The prepayment was made upon proper notice to the holders of the Senior Notes at a price equal to 100% of the principal amount of the outstanding Senior Notes being prepaid, plus accrued and unpaid interest of approximately $2,466, plus a “make whole” premium of approximately $4,395 based on the value of the remaining scheduled interest payments on the Senior Notes being prepaid. The Company expensed the “make whole” premium of $4,395 as well as unamortized debt issuance costs related to the Senior Notes of $693 in the third quarter of fiscal 2007.

The indentures under the debt agreements and the Credit Facility described above contain restrictions and covenants which include limitations on the Company’s ability to incur additional indebtedness, issue stock options or warrants, make certain restricted payments and acquisitions, create liens, enter into transactions with affiliates, sell substantial portions of its assets and pay cash dividends. Additional covenants require compliance with financial tests, including leverage and interest coverage ratio.

The Company’s long-term debt portfolio consists of fixed-rate and variable-rate instruments and is managed to reduce the overall cost of borrowing and to mitigate fluctuations in interest rates.  Interest rate fluctuations result in changes in the market value of the Company’s fixed-rate debt.  The fair values of the Company’s Notes are determined using discounted cash flows based upon the Company’s estimated current cost for similar types of borrowings or current market value.  The fair value of the Notes was $174,546 and $247,874 as of March 31, 2009 and March 31, 2008, respectively.  The carrying value of other long-term debt and notes payable approximate their fair market values as of March 31, 2009 and March 31, 2008, respectively.

Interest paid on indebtedness during the years ended March 31, 2009, 2008 and 2007 amounted to $13,352, $14,512 and $16,880, respectively.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

As of March 31, 2009, the maturities of long-term debt are as follows:  2010 — $89,085; 2011 — $14,734; 2012— $325,085; 2013 — $8,852; 2014 — $9,036; thereafter — $28,512 through 2026.

12.          INCOME TAXES

The components of income tax expense are as follows:

	Year ended March 31,
	2009	2008	2007
Current:
Federal	$27,547	$25,870	$18,582
State	2,791	1,530	1,338
	30,338	27,400	19,920
Deferred:
Federal	11,846	7,085	4,541
State	940	263	521
	12,786	7,348	5,062
	$43,124	$34,748	$24,982

Income tax expense for the Company’s foreign operations, which is included in the above amounts, for fiscal years 2009, 2008 and 2007 was $1,100, $855 and $1,289, respectively.

A reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

	Year ended March 31,
	2009	2008	2007
Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal tax benefit	1.3	1.3	1.5
Miscellaneous permanent items and nondeductible accruals	0.9	0.2	0.1
Research and development tax credit	(2.2)	(1.8)	(2.0)
Foreign tax credits	(1.4)	—	—
ETI domestic/exclusion production tax benefits	(1.3)	(1.3)	(2.3)
Other	(0.5)	(0.5)	1.6
Effective income tax rate	31.8%	32.9%	33.9%

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

12.          INCOME TAXES (Continued)

The components of deferred tax assets and liabilities are as follows:

	March 31,
	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$4,157	$4,757
Accounts receivable	2,263	1,989
Accruals and reserves	9,515	7,737
Other	4,898	1,739
	20,833	16,222
Valuation allowance	(351)	(1,374)
Net deferred tax assets	20,482	14,848

Deferred tax liabilities:
Property and equipment	50,982	39,927
Goodwill and other intangible assets	53,100	45,278
Inventory	8,396	6,684
Prepaid expenses and other	14,691	14,362
	127,169	106,251
Net deferred tax liabilities	$106,687	$91,403

As of March 31, 2009, the Company has federal and state net operating loss carryforwards of $63,206 expiring in various years through 2029.

Net income taxes paid during the fiscal years ended March 31, 2009, 2008 and 2007 were $28,094, $21,740 and $19,351, respectively.  The Company also has a foreign net operating loss carryforward of $1,169 for which a valuation allowance has been established. The net change in total valuation allowance for fiscal 2009 was a decrease of $1,023.

Effective April 1, 2007, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes.  The cumulative effect of adoption of FIN 48 has been recorded as a charge of $291 to retained earnings, an increase of $66 to net deferred income tax liabilities and an increase of $225 to income taxes payable as of April 1, 2007.

In conjunction with the adoption of FIN 48, the Company has classified uncertain tax positions as non-current income tax liabilities unless expected to be paid in one year.  Penalties and tax-related interest expense are reported as a component of income tax expense.  As of March 31, 2009 and 2008, and upon adoption of FIN 48 on April 1, 2007, the total amount of accrued income tax-related interest and penalties was $357, $433 and $254, respectively.

As of March 31, 2009 and 2008, and April 1, 2007, the total amount of unrecognized tax benefits was $3,211, $2,950 and $2,534, respectively, of which $3,188, $2,698 and $2,181, respectively, would impact the effective rate, if recognized.  The Company anticipates that total unrecognized tax benefits may be reduced by $685 due to the expiration of statutes of limitation for various federal tax issues in the next 12 months.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

12.          INCOME TAXES (Continued)

As of March 31, 2009, the Company was subject to examination in state jurisdictions for the fiscal years ended March 31, 2005 through March 31, 2007, none of which the Company believes is individually material.  The Company has filed appeals in a state jurisdiction related to fiscal years ended March 31, 1999 through March 31, 2005.  The Company believes appropriate provisions for all outstanding issues have been made for all jurisdictions and all open years.

With few exceptions, the Company is no longer subject to U.S. federal income tax examinations for fiscal years ended before March 31, 2006, state or local examinations for fiscal years ended before March 31, 2005, or foreign income tax examinations by tax authorities for fiscal years ended before March 31, 2007.

From the FIN 48 adoption date of April 1, 2007 and during the fiscal years ended March 31, 2009 and 2008,  the Company added $490 and $517 of tax, interest and penalties related to activity for identified uncertain tax positions, respectively.

A reconciliation of the liability for uncertain tax positions for the fiscal years ended March 31, 2008 and 2009 follows:

Opening Balance — April 1, 2007	$2,279
Additions for tax positions related to the current year	329
Additions for tax positions of prior years	87
Reductions for tax positions of prior years	(178)
Reductions as a result of a lapse of statute of limitations	—
Settlements	—
Ending Balance — March 31, 2008	2,517
Additions for tax positions related to the current year	497
Additions for tax positions of prior years	940
Reductions for tax positions of prior years	(4)
Reductions as a result of a lapse of statute of limitations	(1,014)
Settlements	—
Ending Balance — March 31, 2009	$2,936

13.          STOCKHOLDERS’ EQUITY

During February 2008, the Company exercised existing authority to make stock repurchases and repurchased 220,000 shares of its outstanding shares under the program for an aggregate consideration of $12,342, funded by borrowings under the Company’s Credit Facility.  In February 2008, the Company’s Board of Directors then authorized an increase in the Company’s existing stock repurchase program by up to an additional 500,000 shares of its common stock. As a result, as of May 15, 2009, the Company remains able to purchase an additional 500,800 shares.  Repurchases may be made from time to time in open market transactions, block purchases, privately negotiated transactions or otherwise at prevailing prices. No time limit has been set for completion of the program.

During fiscal 2007, the Company filed a registration statement with the SEC to register shares of Common Stock issuable by the Company upon conversion (the “Conversion Shares”) of the Company’s issued and outstanding Notes. The Company cannot determine the number of Conversion Shares it will issue upon conversion of the Notes, if any. The Notes are further discussed in Note 11.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

13.          STOCKHOLDERS’ EQUITY (Continued)

The holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Triumph.

The Company has preferred stock of $.01 par value, 250,000 shares authorized.  At March 31, 2009 and 2008, no shares of preferred stock were outstanding.

Prior to August 2008, the Company had Class D common stock of $.001 par value, 6,000,000 shares authorized. At March 31, 2008, no shares of Class D common stock were outstanding. The Class D common stock was eliminated upon the amendment and restatement of the Company’s Certificate of Incorporation effective August 12, 2008.

14.          EARNINGS PER SHARE

The following is a reconciliation between the weighted-average common shares outstanding used in the calculation of basic and diluted earnings per share:

	Year ended March 31,
	2009	2008	2007
	(thousands)
Weighted-average common shares outstanding—basic	16,384	16,497	16,220
Net effect of dilutive stock options and nonvested stock	200	266	193
Net effect of convertible debt	—	777	—
Weighted-average common shares outstanding—diluted	16,584	17,540	16,413

15.          EMPLOYEE BENEFIT PLANS

Defined Contribution Pension Plan

The Company sponsors a defined contribution 401(k) plan, under which salaried and certain hourly employees may defer a portion of their compensation. Eligible participants may contribute to the plan up to the allowable amount as determined by the plan of their regular compensation before taxes. The Company generally matches contributions at 50% of the first 6% of compensation contributed by the participant. All contributions and Company matches are invested at the direction of the employee in one or more mutual funds. Company matching contributions vest immediately and aggregated $5,648, $5,309 and $4,006 for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.

Defined Benefit Pension Plans

The Company has several defined benefit pension plans covering eligible employees. U.S. plans covering union employees generally provide benefit payments of stated amounts for each year of service. The Company also sponsors an unfunded supplemental executive retirement plan (“SERP”) that provides retirement benefits to certain key employees.

On March 31, 2007, the Company adopted the recognition and disclosure provisions of SFAS No. 158. SFAS No. 158 required the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of the Company’s pension plans and SERP plan as of March 31, 2007 in its Consolidated Balance Sheet, with a corresponding adjustment to accumulated other comprehensive income (loss), net of tax. The adjustment to accumulated other comprehensive income (loss) at adoption represents the net unrecognized actuarial gains (losses), unrecognized prior service costs and unrecognized transition obligation

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

15.          EMPLOYEE BENEFIT PLANS (Continued)

remaining from the initial adoption of SFAS No. 87, all of which were previously netted against the plan’s funded status in the Company’s Consolidated Balance Sheet. These amounts will be subsequently recognized as net periodic benefit cost. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic benefit cost in the same periods will be recognized as a component of accumulated other comprehensive income (loss). Those amounts will be subsequently recognized as a component of net periodic benefit cost on the same basis as the amounts recognized in accumulated other comprehensive income (loss) at adoption of SFAS No. 158.

The effects of adopting the provisions of SFAS No. 158 at March 31, 2007 resulted in an increase in total liabilities of $2,561 and a reduction of total stockholders’ equity of $1,613. The adoption of SFAS No. 158 had no effect on the Company’s consolidated statement of income for the fiscal year ended March 31, 2007, or for any prior periods presently and will not affect the Company’s consolidated statement of income in future periods.

SFAS No. 158 also includes a requirement to measure plan assets and benefit obligations as of the date of the Company’s fiscal year-end statement of financial position.  The requirement is effective for fiscal years ending after December 15, 2008, and shall not be applied retrospectively.  The Company adopted the measurement provisions of SFAS No. 158 on March 31, 2009.  Only the Company’s union plans are affected by the measurement provisions of SFAS No. 158 since the union plans have a December 31 measurement date.  The net periodic benefit cost for the period between December 31, 2008 and March 31, 2009 of approximately $27 was recognized, net of tax, during the fiscal year ended March 31, 2009.

Included in accumulated other comprehensive income at March 31, 2009, are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service costs of $564 ($356 net of tax) and unrecognized actuarial losses of $3,020 ($1,902 net of tax).  The prior service cost and actuarial loss included in other comprehensive income and expected to be recognized in net periodic pension cost during the fiscal year ended March 31, 2010 is $317 ($200 net of tax) and $138 ($87 net of tax), respectively.

The following table sets forth the Company’s consolidated defined benefit pension plans for its union employees as of March 31, 2009 and December 31, 2007 and its SERP as of March 31, 2009 and 2008, and the amounts recorded in the consolidated balance sheets at March 31, 2009 and 2008.  Company contributions include amounts contributed directly to plan assets and indirectly as benefits are paid from the Company’s assets.  Benefit payments reflect the total benefits paid from the plans and the Company’s assets.  Information on the plans includes both the qualified and nonqualified plans.

	March 31,
	2009	2008
Change in projected benefit obligations
Projected benefit obligation at beginning of year	$10,549	$12,562
Service cost	17	91
Interest cost	670	608
Actuarial loss (gain)	(741)	319
Curtailment	—	(451)
Benefits paid	(347)	(2,580)
Projected benefit obligation at end of year	$10,148	$10,549

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

15.          EMPLOYEE BENEFIT PLANS (Continued)

	March 31,
	2009	2008
Weighted-average assumptions used to determine benefit obligations at end of year
Discount rate	7.25%	6.25%
Rate of compensation increase	N/A	N/A

	March 31,
	2009	2008
Change in plan assets
Fair value of plan assets at beginning of year	$6,596	$6,206
Actual return on plan assets	(1,757)	426
Expenses	(213)	(155)
Company contributions	342	2,699
Benefits paid	(348)	(2,580)
Fair value of plan assets at end of year	$4,620	$6,596

Funded status (underfunded)
Funded status	$(5,528)	$(3,953)

	March 31,
	2009	2008
Amounts recognized in the consolidated balance sheet consist of
Accrued expenses—current liability	$(3,123)	$(3,003)
Pension obligation—noncurrent liability	(2,405)	(1,102)
Pension asset — current asset	—	152
Net amount recognized	$(5,528)	$(3,953)

The components of net periodic pension cost for fiscal years 2009, 2008 and 2007 are as follows:

	Year Ended March 31,
	2009	2008	2007
Components of net periodic pension cost
Service cost	$82	$171	$260
Interest cost	670	608	677
Expected return on plan assets	(512)	(489)	(433)
Amortization of prior service cost	519	518	482
Amortization of net loss	84	104	199
Total net periodic pension cost	$843	$912	$1,185

Weighted-average assumptions Used to determine net periodic pension cost
Discount rate	6.25%	6.00%	5.75%
Expected long-term rate on assets	8.00%	8.00%	8.00%
Rate of compensation increase	`N/A	N/A	N/A

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

15.        EMPLOYEE BENEFIT PLANS (Continued)

Expected Pension Benefit Payments

Benefit payments for pensions (including the SERP), which reflect expected future service, as appropriate, are expected to be as follows:

Year	Amount
2010	$3,437
2011	523
2012	377
2013	402
2014	443
2015 – 2019	2,683

The table below sets forth the Company’s target asset allocation for fiscal 2010 and the actual asset allocations at March 31, 2009 and 2008.

		Actual Allocation
	Target Allocation	March 31,
Asset Category	Fiscal 2010	2009	2008
Equity securities	40-65%	57%	62%
Fixed income securities	25-40%	42	37
Other	0-10%	1	1
Total		100%	100%

Investment Policy and Strategy

The policy, as established by the benefits committee (“Committee”), is to provide for growth of capital with a moderate level of volatility by investing assets per the target allocations stated above. The assets will be reallocated periodically, but in no event less than every six months, to meet the above target allocations. The investment policy will be reviewed on a regular basis, in conjunction with an investment advisor, to determine if the policy should be changed.

Determination of Expected Long-Term Rate of Return

The expected long-term rate of return for the plans’ total assets is based on the expected return of each of the above categories, weighted based on the median of the target allocation for each class. Equity securities are expected to return 10% to 11% over the long-term, while cash and fixed income is expected to return between 4% to 6%. Based on historical experience, the Committee expects that the plans’ asset managers will provide a modest (0.5% to 1.0% per annum) premium to their respective market benchmark indices.

Anticipated Contributions to Defined Benefit Plans

Assuming a normal retirement age of 65, the Company expects to contribute approximately $3,451 to its pension plans during fiscal 2010.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

16.        STOCK COMPENSATION PLANS

The Company has stock incentive plans under which employees and non-employee directors may be granted options to purchase shares of the Company’s common stock at the fair value at the time of the grant. Employee options and non-employee director options generally vest over three to four years and expire ten years from the date of the grant. Compensation expense recognized for all option grants is net of estimated forfeitures and is recognized over the awards’ respective requisite service periods. There were no employee or non-employee director options granted during fiscal 2009 or 2008.  The fair values relating to prior option grants were estimated using a Black-Scholes option pricing model. Expected volatilities are based on historical volatility of the Company’s stock and other factors, such as implied market volatility. We used historical exercise data based on the age at grant of the option holder to estimate the options’ expected term, which represents the period of time that the options granted are expected to be outstanding. The Company anticipated the future option holding periods to be similar to the historical option holding periods. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company recognizes compensation expense for the fair values of these awards on a straight-line basis over the requisite service period of these awards.

In April 2005, the Compensation and Management Development Committee approved the granting of restricted stock to several of its senior executives and employees, the number of shares of which was to be determined based upon the Company’s financial performance during fiscal 2006. Also on the same date, the Compensation and Management Development Committee granted to the same group of executives and employees options to purchase 113,750 shares of the Company’s common stock at an exercise price of $30.74 per share. In April 2006, 54,898 restricted shares were awarded following the determination of net earnings per share for fiscal 2006. The restricted shares are subject to forfeiture should the grantee’s employment be terminated prior to the fourth anniversary of the date of grant, and are included in capital in excess of par value.

Restricted shares generally vest in full after four years. The fair value of restricted shares under the Company’s restricted stock plans is determined by the product of the number of shares granted and the grant date market price of the Company’s common stock. The fair value of restricted shares is expensed on a straight-line basis over the requisite service period of four years.

The Company recognized $3,180, $2,809 and $2,524 of share-based compensation expense during the fiscal years ended March 31, 2009, 2008 and 2007, respectively.  The total income tax benefit recognized for share-based compensation arrangements for fiscal years ended March 31, 2009, 2008 and 2007 was $1,048, $937 and $808, respectively.  Total share-based compensation expense was comprised of stock option expense of $32, $453 and $595 and restricted stock expense of $3,148, $2,356 and $1,929 for the fiscal years ended March 31, 2009, 2008 and 2007, respectively.  The Company estimates it will record share-based compensation expense of approximately $3,300 in fiscal 2010.  This estimate may be impacted by potential changes to the structure of the Company’s share-based compensation plans which could impact the number of stock options granted in fiscal 2010, changes in valuation assumptions, and changes in the market price of the Company’s common stock, among other things and, as a result, the actual share-based compensation expense in fiscal 2010 may differ from the Company’s current estimate.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

16.        STOCK COMPENSATION PLANS (Continued)

A summary of the Company’s stock option activity and related information for its option plans for the fiscal year ended March 31, 2009 was as follows:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 31, 2008	334,882	$34.95
Granted	—	—
Exercised	(37,333)	$32.92
Forfeited	(5,500)	$43.29
Outstanding at March 31, 2009	292,049	$35.05	3.5 Years	$3,340
Exercisable at March 31, 2009	292,049	$35.05	3.5 Years	$3,340

As of March 31, 2009, all stock options are fully vested with no expected future compensation expense related to them. The intrinsic value of stock options exercised during fiscal 2009 was $927.

At March 31, 2009 and 2008, 1,380,958 and 1,415,918 shares of common stock, respectively, were available for issuance under the plans. A summary of the status of the Company’s nonvested shares as of March 31, 2009 and changes during the fiscal year ended March 31, 2009, is presented below:

	Shares	Weighted- Average Grant Date Fair Value
Nonvested at March 31, 2008	164,363	$49.77
Granted	48,702	57.19
Vested	—	—
Forfeited	(8,242)	50.98
Nonvested at March 31, 2009	204,823	$51.49

Expected future compensation expense on restricted stock net of expected forfeitures, is approximately $3,158, which is expected to be recognized over the remaining weighted-average vesting period of 2.1 years.

In June 2007 and 2008, the Compensation and Management Development Committee of the Board of Directors approved the granting of restricted stock to several of its senior executives and employees, the number of shares of which was to be determined based upon the Company’s financial performance during fiscal 2008 and 2009, respectively.  In April 2008, 40,902 restricted shares were granted following the determination of net earnings per share for fiscal 2008.  In April 2009, 62,989 restricted shares were granted following the determination of net earnings per share for fiscal 2009.  Expected future compensation expenses on this April 2009 grant, net of expected forfeitures, is approximately $1,932, which is expected to vest over the remaining vesting period of 3.0 years.

In July 2006, the Board of Directors approved the granting of deferred stock units to each of the non-employee members of the Board of Directors under the Directors’ Plan.  During the fiscal years ended March 31, 2009 and 2008, 7,800 and 2,500 deferred stock units were granted to the non-employee members of the Board of Directors, respectively.  Each deferred stock unit represents the contingent right to receive one share of the Company’s common stock. The deferred stock units vest over a four-year period and the shares of common stock underlying vested deferred stock units will be delivered on January 1 of the year following the year in which the non-employee director terminates service as a Director of the Company.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

17.          COMMITMENTS AND CONTINGENCIES

Certain of the Company’s business operations and facilities are subject to a number of federal, state, local and foreign environmental laws and regulations. Former owners generally indemnify the Company for environmental liabilities related to the assets and businesses acquired which existed prior to the acquisition dates.  In the opinion of management, there are no significant environmental concerns which would have a material effect on the financial condition or operating results of the Company which are not covered by such indemnification.

In the ordinary course of our business, we are also involved in disputes, claims, lawsuits, and governmental and regulatory inquiries that we deem to be immaterial. Some may involve claims or potential claims of substantial damages, fines or penalties.  While we cannot predict the outcome of any pending or future litigation or proceeding and no assurances can be given, we do not believe that any pending matter will have a material effect, individually or in the aggregate, on our financial position or results of operations.

18.          DERIVATIVES

Interest Rate Swap

The Company uses interest rate swaps, a derivative financial instrument, to manage interest costs and minimize the effects of interest rate fluctuations on cash flows associated with its Credit Facility.  The Company does not use derivative financial instruments for trading or speculative purposes.  While interest rate swaps are subject to fluctuations in value, these fluctuations are generally offset by the estimated fair value of the underlying exposures being hedged.   The Company accounts for its interest rate swaps in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (“SFAS 133”), which requires that all derivatives be recorded on the consolidated balance sheet at fair value.  SFAS 133 also requires that changes in the fair value be recorded each period in current earnings or other comprehensive income, depending on the effectiveness of hedge transaction.  Interest rate swaps are designated as cash flow hedges.  Changes in the fair value of a cash flow hedge, to the extent the hedge is effective, are recorded, net of tax, in other comprehensive income (loss), a component of stockholders’ equity, until earnings are affected by the variability of the hedged cash flows.  Cash flow hedge ineffectiveness, defined as the extent that the changes in the fair value of the derivative exceed the variability of cash flows of the forecasted transaction, is recorded currently in earnings.

In March 2008, the Company entered into an interest rate swap agreement (the “Swap”), maturing June 2011 involving the receipt of floating rate amounts in exchange for fixed rate interest payments over the life of the agreement, without exchange of the underlying principal amount.  Under the Swap, the Company receives interest equivalent to the one-month LIBOR and pays a fixed rate of interest of 2.925 percent with settlements occurring monthly.  The objective of the hedge is to eliminate the variability of cash flows in interest payments for $85,000 of floating rate debt.  To maintain hedge accounting for the Swap, the Company is committed to maintaining at least $85,000 in borrowings at an interest rate based on one-month LIBOR, plus an applicable margin, through June 2011.

As of March 31, 2009, the total notional amount of the Company’s receive-variable/pay-fixed interest rate swap was $85,000.  For the year ended March 31, 2009, $566 of losses were reclassified into earnings from accumulated other comprehensive income.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

18.          DERIVATIVES (Continued)

The fair value of the interest rate swap of $3,429 and $531 for the fiscal years ended March 31, 2009 and 2008, respectively, were included in Deferred income taxes and other.

The effect of derivative instruments in the consolidated statements of income is as follows:

		Amount of Gain (Loss) in
		OCI		Reclassification Adjustment
	Reclassification Adjustment	(Effective Portion)		Gain (Loss) Amount
	Gain (Loss) Location	Year ended March 31,		Year ended March 31,
	(Effective Portion)	2009	2008	2009	2008
Cash Flow Hedges
Interest rate swap	Interest expense and other	$(1,825)	$(335)	$(566)	$—

The amount of ineffectiveness on the interest rate swap is not significant. The Company estimates that approximately $1,888 of losses presently in accumulated other comprehensive income (loss) will be reclassified into earnings during fiscal 2010.

During fiscal 2009, the Company entered into certain foreign currency derivative instruments that did not meet hedge accounting criteria and primarily were intended to protect against exposure related to fiscal 2009 acquisitions.  The Company recognized a gain of $1,411 in fiscal 2009, which is included in interest expense and other related to these instruments.

19.      FAIR VALUE MEASUREMENTS

In September 2006, the FASB issued SFAS 157, Fair Value Measurements.  This Statement defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements.  On April 1, 2008, the provisions of SFAS 157 became effective for financial assets and financial liabilities of the Company.

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  SFAS 157 classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2

Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

19.      FAIR VALUE MEASUREMENTS (Continued)

The following table provides the liabilities reported at fair value in Deferred income tax and other and measured on a recurring basis as of March 31, 2009:

	Fair Value Measurements Using:
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)

Interest rate swap, net of tax of $(1,269)	$(2,160)	$—	$(2,160)	$—

The fair value of the interest rate swap contract is determined using observable current market information as of the reporting date such as the prevailing LIBOR-based interest rate.

20.          CUSTOMER CONCENTRATION

Trade accounts receivable from The Boeing Company (“Boeing”) represented approximately 16% and 17% of total accounts receivable as of March 31, 2009 and 2008, respectively. The Company had no other significant concentrations of credit risk.  Sales to Boeing for fiscal 2009 were $284,687, or 23% of net sales, of which $240,494 and $44,193 were from the Aerospace Systems segment and the Aftermarket Services segment, respectively.  Sales to Boeing for fiscal 2008 were $259,516 or 23% of net sales, of which $215,018 and $44,498 were from the Aerospace Systems segment and the Aftermarket Services segment, respectively.  Sales to Boeing for fiscal 2007 were $205,440, or 22% of net sales, of which $172,829 and $32,611 were from the Aerospace Systems segment and the Aftermarket Services segment, respectively.  No other single customer accounted for more than 10% of the Company’s net sales; however, the loss of any significant customer, including Boeing, could have a material adverse effect on the Company and its operating subsidiaries.

The Company currently generates a majority of its revenue from clients in the commercial aerospace industry, the military, and the regional airline industry. The Company’s growth and financial results are largely dependent on continued demand for its products and services from clients in these industries. If any of these industries experiences a downturn, clients in these sectors may conduct less business with the Company.

21.          COLLECTIVE BARGAINING AGREEMENTS

Approximately 11% of the Company’s labor force is covered under collective bargaining agreements.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

22.          SEGMENTS

The Company is organized based on the products and services that it provides. Under this organizational structure, the Company has two reportable segments: the Aerospace Systems Group and the Aftermarket Services Group. The Company evaluates performance and allocates resources based on operating income of each reportable segment. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (see Note 2). Each segment has a president and controller who manage their respective segment. The segment president reports directly to the President and CEO of the Company, the Chief Operating Decision Maker (“CODM”), as defined in SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information.  The segment presidents maintain regular contact with the CODM to discuss operating activities, financial results, forecasts and plans for the segment. The segment controllers have dual reporting responsibilities, reporting to both their segment president as well as the Corporate Controller. The Company’s CODM evaluates performance and allocates resources based upon review of segment information. The CODM utilizes operating income as a primary measure of profitability.

The Aerospace Systems segment consists of 39 operating locations, and the Aftermarket Services segment consists of 16 operating locations at March 31, 2009.

The Aerospace Systems segment consists of the Company’s operations which manufacture products primarily for the aerospace OEM market. The segment’s operations design and engineer mechanical and electromechanical controls, such as hydraulic systems, main engine gearbox assemblies, accumulators and mechanical control cables. The segment’s revenues are also derived from stretch forming, die forming, milling, bonding, machining, welding and assembly and fabrication of various structural components used in aircraft wings, fuselages and other significant assemblies. Further, the segment’s operations also manufacture metallic and composite bonded honeycomb assemblies for floor panels, fuselage, wings and flight control surface parts. These products are sold to various aerospace OEMs on a global basis.

The Aftermarket Services segment consists of the Company’s operations that provide maintenance, repair and overhaul services to both commercial and military markets on components and accessories manufactured by third parties. Maintenance, repair and overhaul revenues are derived from services on auxiliary power units, aircraft accessories, including constant-speed drives, cabin compressors, starters and generators, and pneumatic drive units. In addition, the segment’s operations repair and overhaul thrust reversers, nacelle components and other aerostructures. The segment’s operations also perform repair and overhaul services, and supply spare parts, for various types of cockpit instruments and gauges for a broad range of commercial airlines on a worldwide basis.

Segment operating income is total segment revenue reduced by operating expenses identifiable with that segment. Corporate includes general corporate administrative costs and any other costs not identifiable with one of the Company’s segments.

The Company does not accumulate net sales information by product or service or groups of similar products and services, and therefore the Company does not disclose net sales by product or service because to do so would be impracticable.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

22.          SEGMENTS (Continued)

Selected financial information for each reportable segment is as follows:

	Year Ended March 31,
	2009	2008	2007
Net sales:
Aerospace systems	$988,359	$907,376	$743,742
Aftermarket services	254,638	246,609	196,526
Elimination of inter-segment sales	(2,619)	(2,895)	(2,941)
	$1,240,378	$1,151,090	$937,327
Income before income taxes:
Operating income (loss):
Aerospace systems	$168,006	$124,812	$101,867
Aftermarket services	10,876	23,480	11,384
Corporate	(26,968)	(21,967)	(19,352)
	151,914	126,325	93,899
Interest expense and other	16,929	19,942	14,807
(Gain) loss on early extinguishment of debt	(880)	—	5,088
	$135,865	$106,383	$74,004
Depreciation and amortization:
Aerospace systems	$34,784	$30,007	$26,080
Aftermarket services	13,515	12,943	9,394
Corporate	312	265	229
	$48,611	$43,215	$35,703
Capital expenditures:
Aerospace systems	$34,618	$40,762	$39,220
Aftermarket services	8,804	15,255	15,573
Corporate	1,999	954	299
	$45,421	$56,971	$55,092

	March 31,
	2009	2008
Total Assets:
Aerospace systems	$1,213,142	$1,034,294
Aftermarket services	318,596	321,757
Corporate	31,774	31,947
Discontinued operations	27,695	24,763
	$1,591,207	$1,412,761

During fiscal years 2009, 2008 and 2007, the Company had foreign sales of $266,646, $237,043 and $201,920, respectively.  The Company reports as foreign sales those sales with delivery points outside of the United States.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

23.          QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table presents quarterly financial data for fiscal 2009 and 2008 and has been retroactively adjusted for the adoption of FSP APB 14-1 (see Note 2).

	Fiscal 2009				Fiscal 2008
	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31
BUSINESS SEGMENT SALES
Aerospace Systems	$258,232	$257,569	$222,751	$249,807	$217,280	$220,511	$213,025	$256,560
Aftermarket Services	62,968	66,481	63,107	62,082	58,313	60,054	62,728	65,514
Inter-segment Elimination	(644)	(659)	(615)	(701)	(589)	(793)	(654)	(859)
TOTAL SALES	$320,556	$323,391	$285,243	$311,188	$275,004	$279,772	$275,099	$321,215
GROSS PROFIT (1)	$95,826	$94,573	$80,570	$89,162	$80,651	$78,917	$75,399	$89,228

OPERATING INCOME
Aerospace Systems	$46,070	$46,515	$34,269	$41,152	$30,329	$31,135	$26,095	$37,253
Aftermarket Services	3,887	2,896	2,219	1,874	5,728	4,825	6,519	6,408
Corporate	(6,629)	(6,697)	(6,057)	(7,585)	(5,803)	(4,117)	(3,888)	(8,159)
TOTAL OPERATING INCOME	$43,328	$42,714	$30,431	$35,441	$30,254	$31,843	$28,726	$35,502

INCOME (LOSS) FROM
Continuing Operations	$25,035	$25,076	$20,061	$22,569	$16,750	$17,665	$16,908	$20,311
Discontinued Operations	(1,203)	(1,093)	(818)	(1,631)	(3,894)	(1,472)	(1,206)	(1,896)
NET INCOME	$23,832	$23,983	$19,243	$20,938	$12,856	$16,193	$15,702	$18,415

Basic Earnings (Loss) per Share (2)
Continuing Operations	$1.53	$1.53	$1.22	$1.38	$1.02	$1.07	$1.02	$1.24
Discontinued Operations	(0.07)	(0.07)	(0.05)	(0.10)	(0.24)	(0.09)	(0.07)	(0.12)
Net Income	$1.46	$1.46	$1.17	$1.28	$0.78	$0.98	$0.95	$1.12

Diluted Earnings (Loss) per share (2)(3)
Continuing Operations	$1.48	$1.51	$1.21	$1.36	$0.97	$0.99	$0.94	$1.20
Discontinued Operations	(0.07)	(0.07)	(0.05)	(0.10)	(0.23)	(0.08)	(0.07)	(0.11)
Net Income	$1.41	$1.44	$1.16	$1.26	$0.74	$0.91	$0.87	$1.09

(1)    Gross profit includes depreciation.

(2)    The sum of the earnings for Continuing Operations and Discontinued Operations does not necessarily equal the earnings for the quarter due to rounding.

(3)    The sum of the diluted earnings per share for the four quarters does not necessarily equal the total year diluted earnings per share due to the dilutive effect of the potential common shares related to the convertible debt.

TRIUMPH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

TRIUMPH GROUP, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(Dollars in thousands)

	Balance at beginning of year	Additions charged to expense	Additions (1)	(Deductions) (2)	Balance at end of year
For year ended March 31, 2009:
Allowance for doubtful accounts receivable	$4,723	2,406	246	(1,734)	$5,641
For year ended March 31, 2008:
Allowance for doubtful accounts receivable	$3,857	1,687	130	(951)	$4,723
For year ended March 31, 2007:
Allowance for doubtful accounts receivable	$3,625	1,036	23	(827)	$3,857

(1)    Additions consist of accounts receivable recoveries, miscellaneous adjustments and amounts recorded in conjunction with the acquisitions of Merritt, Saygrove, KA, Mexmil, B & R, Allied, Grand Prairie, Parker Hannifin’s United Aircraft Products Division and Triumph Gear Systems, Inc.

(2)    Deductions represent write-offs of related account balances.